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As filed with the Securities and Exchange Commission on April 11, 2014

Registration No. 333-194505

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

Amendment No. 4
to
FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Leju Holdings Limited
(Exact name of Registrant as specified in its charter)
Not Applicable
(Translation of Registrant's name into English)

Cayman Islands (State or other jurisdiction of incorporation or organization)	7380 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification Number)

15/F Floor, Shoudong International Plaza, No. 5 Building, Guangqu Home
Dongcheng District, Beijing 100022
People's Republic of China
+86 10 5895 1000

(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Law Debenture Corporate Services Inc.
400 Madison Avenue, 4th Floor
New York, New York 10017
+1 (212) 750-6474

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Z. Julie Gao, Esq. Skadden, Arps, Slate, Meagher & Flom LLP c/o 42/F, Edinburgh Tower, The Landmark 15 Queen's Road Central Hong Kong +852 3740-4700	David J. Johnson, Jr., Esq. O'Melveny & Myers 31 Floor, AIA Central 1 Connaught Road, Central Hong Kong +852 3512-2300	David Roberts, Esq. Ke Geng, Esq. O'Melveny & Myers LLP Yin Tai Centre, Office Tower, 37th Floor No. 2 Jianguomenwai Ave. Chao Yang District Beijing 100022 People's Republic of China +86-10-6563-4200

Approximate date of commencement of proposed sale to the public:
as soon as practicable after the effective date of this registration statement.

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(2)(3)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(2)(3)	Amount of registration fee

Ordinary Shares, par value US$0.001 per share(1)	20,355,000	US$12.00	US$244,260,000	US$31,461(4)

(1)
American depositary shares issuable upon deposit of ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 (Registration No. 333-195067). Each American depositary share represents one ordinary share.

(2)
Includes ordinary shares that are issuable upon the exercise of the underwriters' over-allotment option. Also includes ordinary shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the shares are first bona fide offered to the public. These ordinary shares are not being registered for the purpose of sales outside the United States.

(3)
Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(a) under the Securities Act of 1933.

(4)
Previously paid.

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

 Explanatory Note

        The sole purpose of this amendment is to amend the exhibit index and to file Exhibit 1.1, Exhibit 4.2 and the correct Exhibit 10.2 to the registration statement. No other changes have been made to the registration statement. Accordingly, this amendment consists only of the facing page, this explanatory note and Part II of the registration statement.

 PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.    Indemnification of Directors and Officers.

        Cayman Islands law does not limit the extent to which a company's articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

        The new articles of association that we expect to adopt to become effective upon the completion of this offering provide for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such only if they acted honestly and in good faith with a view to the best interests of our company and, in the case of criminal proceedings, only if they had no reasonable cause to believe that their conduct was unlawful.

        Pursuant to the indemnification agreements the form of which is filed as Exhibit 10.2 to this registration statement, we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

        The underwriting agreement, the form of which will be filed as Exhibit 1.1 to this registration statement, will also provide for indemnification by the underwriters of us and our officers and directors for certain liabilities, including liabilities arising under the Securities Act, but only to the extent that such liabilities are caused by information relating to the underwriters furnished to us in writing expressly for use in this registration statement and certain other disclosure documents.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.    Recent Sales of Unregistered Securities.

        Upon incorporation, we had 500,000,000 ordinary shares authorized, 50,000 ordinary shares issued and outstanding with a par value of $1.00 per share, all of which were held by E-House. On December 19, 2013, the Company effected a 1:1,000 share split, resulting in us having 50,000,000 ordinary shares issued and outstanding with a par value of $0.001 per share. We also issued an additional 70,000,000 ordinary shares to E-House for par value, or $70,000. As a result, we have 120,000,000 ordinary shares issued and outstanding.

        On December 1, 2013 we granted an aggregate total of 7,192,000 options to certain of our directors, officers and employees as well as some of the directors and officers of E-House at an exercise price of $4.60 per share pursuant to our share incentive plan. On December 16, 2013, we replaced 600,000 options granted to two of our directors with the same number of restricted shares, with all other substantive terms remaining unchanged. On January 21, 2014, we replaced 60,000 options granted to one E-House employee with the same number of restricted shares, with all other substantive terms remaining unchanged. On March 18, 2014 we granted 866,000 restricted shares to certain of our employees and independent directors.

        Pursuant to the share purchase and subscription agreement between us, E-House, and Tencent, on March 21, 2014, concurrently with the consummation of this offering Tencent has agreed to subscribe for an additional number of our ordinary shares, at a price per ordinary share equal to the initial public offering price per ordinary share, sufficient for Tencent to maintain a 15% equity interest in us (on a fully diluted basis, including all options and restricted shares and any other rights to acquire our shares that are granted and outstanding, and assuming the underwriters exercise their over-allotment option to purchase additional ADSs in full) as of the consummation of this offering. See "Related Party

Transactions—Transactions and Agreements with Tencent." This transaction will be conducted in reliance upon Regulation S under the Securities Act.

Item 8.    Exhibits and Financial Statement Schedules.

(a)
Exhibits

        See Exhibit Index beginning on page II-5 of this registration statement.

        The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosure that was made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of "materiality" that are different from "materiality" under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

        We acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, we are responsible for considering whether additional specific disclosure of material information regarding material contractual provisions is required to make the statements in this registration statement not misleading.

(b)
Financial Statement Schedules

        Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

Item 9.    Undertakings.

        The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

  (1)
  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2)
  For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, China, on April 11, 2014.

LEJU HOLDINGS LIMITED
By:	/s/ YINYU HE Name: Yinyu He Title: Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ YINYU HE Yinyu He	Chief Executive Officer (Principal Executive Officer)	April 11, 2014
/s/ MIN CHEN Min Chen	Chief Financial Officer (Principal Financial and Accounting Officer)	April 11, 2014
* Xin Zhou	Director	April 11, 2014
* Li-Lan Cheng	Director	April 11, 2014
* Canhao Huang	Director	April 11, 2014
* Martin Chi Ping Lau	Director	April 11, 2014

*By:	/s/ YINYU HE Name: Yinyu He Title: Attorney-in-fact

 SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

        Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Leju Holdings Limited has signed this registration statement or amendment thereto in New York on April 11, 2014.

Authorized U.S. Representative
By:	/s/ DIANA ARIAS Name: Diana Arias, on behalf of Law Debenture Corporate Services Inc. Title: Service of Process Officer

 Leju Holdings Limited

EXHIBIT INDEX

Exhibit Number		Description of Document
1.1		Form of Underwriting Agreement
3.1	†	Memorandum and Articles of Association of the Registrant, as currently in effect
3.2	†	Amended and Restated Memorandum and Articles of Association of the Registrant (effective upon the closing of this offering)
4.1	†	Registrant's Specimen American Depositary Receipt (included in Exhibit 4.3)
4.2		Registrant's Specimen Certificate for Ordinary Shares
4.3	†	Form of Deposit Agreement, among the Registrant, the depositary and holders of American Depositary Receipts
4.4	†	Investor Rights Agreement dated, March 31, 2014 between, E-House (China) Holdings Limited, THL O Limited and the Registrant
5.1	†	Opinion of Maples & Calder regarding the validity of the ordinary shares being registered and certain Cayman Islands tax matters
8.1	†	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding certain U.S. tax matters
8.2	†	Opinion of Maples & Calder regarding certain Cayman Islands tax matters (included in Exhibit 5.1)
8.3	†	Opinion of Fangda Partners regarding certain PRC tax matters (included in Exhibit 99.2)
10.1	†	2013 Share Incentive Plan
10.2		Form of Indemnification Agreement between the Registrant and its directors and executive officers
10.3	†	Form of Employment Agreement between the Registrant and its executive officers
10.4	†
English translation of Exclusive Call Option Agreement dated September 10, 2011 between Shanghai SINA Leju Information Technology Co., Ltd., Beijing Yisheng Leju Information Services Co., Ltd., Xudong Zhu and Zuyu Ding
10.5	†	English translation of Loan Agreement dated September 10, 2011 between Shanghai SINA Leju Information Technology Co., Ltd., Xudong Zhu and Zuyu Ding
10.6	†
English translation of Shareholder Voting Rights Proxy Agreement dated September 10, 2011 between Shanghai SINA Leju Information Technology Co., Ltd., Beijing Yisheng Leju Information Services Co., Ltd., Xudong Zhu and Zuyu Ding
10.7	†	English translation of Power of Attorney dated September 10, 2011 issued by Xudong Zhu to Xin Zhou
10.8	†	English translation of Power of Attorney dated September 10, 2011 issued by Zuyu Ding to Xin Zhou
10.9	†
English translation of Equity Pledge Agreement dated September 10, 2011 between Shanghai SINA Leju Information Technology Co., Ltd., Beijing Yisheng Leju Information Services Co., Ltd., Xudong Zhu and Zuyu Ding

Exhibit Number		Description of Document
10.10	†	English translation of Exclusive Technical Support Agreement dated May 8, 2008 between Shanghai SINA Leju Information Technology Co., Ltd. and Beijing Yisheng Leju Information Services Co., Ltd.
10.11	†	English translation of Exclusive Call Option Agreement, dated December 5, 2011, between Shanghai Yi Yue Information Technology Co. Ltd., Shanghai Yi Xin E-Commerce Co., Ltd., Zuyu Ding and Weijie Ma
10.12	†	English translation of Loan Agreement, dated September 20, 2011, between Shanghai Yi Yue Information Technology Co. Ltd., Zuyu Ding and Weijie Ma
10.13	†
English translation of Shareholder Voting Right Proxy Agreement, dated December 5, 2011, between Shanghai Yi Yue Information Technology Co. Ltd., Shanghai Yi Xin E-Commerce Co., Ltd., Zuyu Ding and Weijie Ma
10.14	†	English translation of Power of Attorney dated December 5, 2011 issued by Zuyu Ding to Xin Zhou
10.15	†	English translation of Power of Attorney dated December 5, 2011 issued by Weijie Ma to Xin Zhou
10.16	†	English translation of Equity Pledge Agreement, dated December 5, 2011, between Shanghai Yi Yue Information Technology Co. Ltd., Shanghai Yi Xin E-Commerce Co., Ltd., Zuyu Ding and Weijie Ma
10.17	†	English translation of Exclusive Technical Support Agreement, dated December 5, 2011, between Shanghai Yi Yue Information Technology Co. Ltd. and Shanghai Yi Xin E-Commerce Co., Ltd.
10.18	†
English translation of Exclusive Call Option Agreement, dated April 1, 2012, between Beijing Maiteng Fengshun Science and Technology Co., Ltd., Beijing Jiajujiu E-Commerce Co., Ltd., Zuyu Ding and Weijie Ma
10.19	†	English translation of Loan Agreement, dated February 1, 2012, between Beijing Maiteng Fengshun Science and Technology Co., Ltd., Zuyu Ding and Weijie Ma
10.20	†
English translation of Shareholder Voting Right Proxy Agreement, dated April 1, 2012, between Beijing Maiteng Fengshun Science and Technology Co., Ltd., Beijing Jiajujiu E-Commerce Co., Ltd., Zuyu Ding and Weijie Ma
10.21	†	English translation of Power of Attorney dated April 1, 2012 issued by Zuyu Ding to Xin Zhou
10.22	†	English translation of Power of Attorney dated April 1, 2012 issued by Weijie Ma to Xin Zhou
10.23	†	English translation of Equity Pledge Agreement, dated April 1, 2012, between Beijing Maiteng Fengshun Science and Technology Co., Ltd., Beijing Jiajujiu E-Commerce Co., Ltd., Zuyu Ding and Weijie Ma
10.24	†	English translation of Exclusive Technical Support Agreement, dated April 1, 2012, between Beijing Maiteng Fengshun Science and Technology Co., Ltd. and Beijing Jiajujiu E-Commerce Co., Ltd.
10.25	†	English translation of Advertising Inventory Sale Agency Agreement, dated March 7, 2014, between SINA Corporation and Leju Holdings Limited.

Exhibit Number		Description of Document
10.26	†	Amended and Restated Domain Name and Content License Agreement, dated March 7, 2014, between Beijing SINA Internet Information Service Co., Ltd. and Beijing Yisheng Leju Information Services Co., Ltd.
10.27	†	Amended and Restated Trademark License Agreement, dated March 7, 2014, between Beijing SINA Internet Information Service Co., Ltd. and Beijing Yisheng Leju Information Services Co., Ltd.
10.28	†	Amended and Restated Software License and Support Services Agreement, dated March 7, 2014, between SINA.com Technology (China) Co. Ltd. and Shanghai SINA Leju Information Technology Co., Ltd.
10.29	†	Master Transaction Agreement, dated March 2014, between the Registrant and E-House (China) Holdings Limited.
10.30	†	Offshore Transitional Services Agreement, dated March 2014, between the Registrant and E-House (China) Holdings Limited.
10.31	†	Non-Competition Agreement, dated March 2014, between the Registrant and E-House (China) Holdings Limited.
10.32	†	English translation of Onshore Transitional Services Agreement, dated March 2014, between Shanghai Real Estate Sales (Group) Co., Ltd. and certain subsidiaries of the Registrant
10.33	†
English translation of Onshore Cooperation Agreement, dated March 2014, by and among Shanghai Real Estate Sales (Group) Co., Ltd., Beijing Yisheng Leju Information Services Co., Ltd., Shanghai Yi Xin E-Commerce Co., Ltd. and Beijing Jiajujiu E-Commerce Co., Ltd.
10.34	†
English translation of Internet Channel Cooperation Agreement, dated April 29, 2010, between Beijing Baidu Netcom Science and Technology Co., Ltd., China Online Housing (Hong Kong) Co., Ltd. and Beijing Yisheng Leju Information Services Co., Ltd.
10.35	†	English translation of Further Strategic Cooperation Agreement, dated June 2011, between Beijing Yisheng Leju Information Services Co., Ltd. and Bejing Baidu Netcom Science and Technology Co., Ltd.
10.36	†
English translation of Supplement to Further Strategic Cooperation Agreement and the Cooperation Agreement between Beijing Yisheng Leju Information Services Co., Ltd. and Bejing Baidu Netcom Science and Technology Co., Ltd.
10.37	†	Strategic Cooperation Agreement, dated March 10, 2014, between Shanghai Yi Yue Information Technology Co., Ltd. and Shenzhen Tencent Computer Systems Company Limited
10.38	†
Share Purchase and Subscription Agreement, dated March 21, 2014, between, E-House (China) Holdings Limited, THL O Limited, Shenzhen Tencent Computer Systems Company Limited, Shanghai Yi Yue Information Technology Co., Ltd. and the Registrant
10.39	†	Amendment to Share Purchase and Subscription Agreement, dated March 21, 2014, between, E-House (China) Holdings Limited, THL O Limited and the Registrant
21.1	†	Principal Subsidiaries of the Registrant
23.1	†	Consent of Deloitte Touche Tohmatsu Certified Public Accountants LLP, an independent registered public accounting firm

Exhibit Number		Description of Document
23.2	†	Consent of Maples & Calder (included in Exhibit 5.1)
23.3	†	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 8.1)
23.4	†	Consent of Fangda Partners (included in Exhibit 99.2)
23.5	†	Consent of Jones Lang LaSalle Corporate Appraisal and Advisory Limited
23.6	†	Consent of Charles Chao
23.7	†	Consent of Zhe Wei
23.8	†	Consent of Jian Sun
23.9	†	Consent of Min Fan
23.10	†	Consent of Winston Li
24.1	†	Powers of Attorney (included on signature page)
99.1	†	Code of Business Conduct and Ethics of the Registrant
99.2	†	Opinion of Fangda Partners regarding certain PRC law matters
99.3	†	Registrant's Waiver Request and Representation under Item 8.A.4

†
Previously filed.

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Explanatory Note
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 6. Indemnification of Directors and Officers.
  Item 7. Recent Sales of Unregistered Securities.
  Item 8. Exhibits and Financial Statement Schedules.
  Item 9. Undertakings.
SIGNATURES
SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES
Leju Holdings Limited EXHIBIT INDEX